Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.  Redacted portions are indicated with the notation “[**]”.

Exhibit 10.2

Uniti Group Inc.
2019 SHORT-TERM incentive PLAN

This 2019 Short-Term Incentive Plan (this “Plan”) of Uniti Group Inc., a Maryland corporation (the “Corporation”), became effective on May 7, 2019 (the “Effective Date”).

Section 1.    Definitions.  The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

(a)“Award” means any Short-Term Incentive Bonus granted under this Plan.

(b)“Board” means the Board of Directors of the Corporation.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Committee” means the Compensation Committee of the Board which has been appointed to administer this Plan.

(e)“Corporation” means Uniti Group Inc., a Maryland corporation, and any direct or indirect subsidiary thereof.

(f)“Eligible Officer” means an officer of the Corporation holding the positions set forth in Section 3 of this Plan.

(g)“Employee” means an individual who is an employee of the Corporation who is reported on the payroll records as a common‑law employee.

(h)“Plan” means this 2019 Short-Term Incentive Plan of the Corporation.

(i)“Short-Term Incentive Bonus” means the incentive compensation granted to an Eligible Officer pursuant to Section 4 of this Plan.

(j)“Subsidiary” means an entity at least 50% of the total combined voting power of all classes of stock which is owned by the Corporation, either directly or through one or more other Subsidiaries.

Section 2.    Administration.  This Plan will be administered by the Committee.  In addition to any other powers granted to the Committee, the Committee will have the following powers:

(a)to determine whether and to what extent Short-Term Incentive Bonuses are to be granted under this Plan to Eligible Officers;

(b)to determine whether the performance metrics required to receive Short‑Term Incentive Bonuses have been satisfied and to what extent they have been satisfied;

(c)to construe and interpret this Plan;

(d)to require, at the time Short‑Term Incentive Bonuses are to be paid, the making of any representations or agreements that the Committee may deem necessary or advisable in order for the Corporation to comply with the securities laws of the United States of America or of any state or any rule or regulation thereunder;

(e)to provide for satisfaction of an Eligible Officer’s tax liabilities arising in connection with this Plan; and

(f)to make all other determinations and take all other actions necessary or advisable for the administration of this Plan.

Any determinations or actions made or taken by the Committee pursuant to this Section 2 will be binding and final.

Section 3.    Eligibility.  The individuals holding the following executive officer positions of the Corporation on the Effective Date shall be eligible to receive Short‑Term Incentive Bonuses under this Plan:

(a)President and Chief Executive Officer

(b)Executive Vice President and Chief Financial Officer; and

(c)Executive Vice President and General Counsel.

Section 4.    Short‑Term Incentive Bonuses.  Short‑Term Incentive Bonuses shall be awarded to the Eligible Officers as set forth in this Section 4 and Exhibit A to this Plan.  Short-Term Incentive Bonuses shall be payable in cash upon the attainment of the criteria set forth on Exhibit A as the Committee shall determine, in its sole discretion.

Section 5.    Termination or Amendment.  The Committee or Board may amend or terminate this Plan in any respect at any time. Committee or Board approval must be accompanied by (a) stockholder approval in those cases in which amendment requires stockholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the shares of common stock of the Corporation are listed or quoted, and (b) affected Eligible Officer approval if the amendment or termination would adversely affect the holder’s rights under any outstanding grants or Awards.  The Short‑Term Incentive Bonus provisions may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board.

Section 6.    Effectiveness of this Plan.  This Plan is effective as of the Effective Date which is the date of adoption of this Plan by the Committee.

Section 7.    Term of this Plan.  This Plan will terminate on the date all benefits anticipated by this Plan have been paid.

Section 8.    Indemnification of Committee.  In addition to such other rights of indemnification as they may have as directors of the Corporation or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any grant or Award hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Corporation.

Section 9.    General Provisions.

(a)The establishment of this Plan will not confer upon any Eligible Officer or Employee, any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in this Plan or an employment or other agreement of the Eligible Officer, if any.

(b)This Plan does not constitute inducement or consideration for the employment of any Employee, nor is it a contract of employment between the Corporation or any Subsidiary and any Employee.  Participation in this Plan, or the receipt of a grant or Award hereunder, will not give an Employee any right to be retained in the service of the Corporation or any Subsidiary.

(c)The interests of any Employee under this Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as otherwise provided herein.

(d)The Corporation may withhold any federal, state or local taxes required with respect to any distribution under this Plan.  The Employee shall take whatever action the Committee deems appropriate with respect to withholding of taxes, including, but not limited to, the Employee remitting to the Corporation any taxes required to be withheld by the Corporation under federal, state or local law as a result of the distribution.

(e)Notwithstanding anything contained herein to the contrary, this Plan shall be administered and operated in accordance with any applicable laws and regulations, including, but not limited to, Section 409A of the Code.  The Corporation reserves the right to amend this Plan at any time in order for this Plan to comply with any such laws and regulations.

(f)This Plan will be governed, construed and administered in accordance with the laws of Maryland.

(g)If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included.

IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, has executed this Plan on the Effective Date as first set forth above and as duly authorized by the Committee.

UNITI GROUP INC.

By: /s/ Kenneth A. Gunderman

Name:  Kenneth A. Gunderman

Title:President and Chief Executive Officer

Exhibit A to

2019 Short-Term Incentive Plan

1.	Annual STIP Bonus. Metrics applicable to Uniti Group Inc. CEO, CFO and GC:

A.Consolidated AFFO(1) (20% weight):

Threshold	Target	Superior
[**]	[**]	[**]

B.Consolidated Adjusted EBITDA(1) (20% weight):

Threshold	Target	Superior
[**]	[**]	[**]

C.Net Leverage(1) (40% weight):

Threshold	Target	Superior
[**]	[**]	[**]

D.Personal Goals (20%) as determined by the Compensation Committee

E.	Payouts for each component will be interpolated between levels. Potential Payouts at each level are as follows:

Performance Achievement Level	Potential as Percent of Base Salary
	CEO	CFO	GC
Threshold Target Superior	75% 150% 225%	50% 100% 150%

2.	Special 2019 Bonus Opportunity.

•	Upon completion of [**], the Compensation Committee will consider special bonus payments.

•	Eligible management will be the NEOs and direct reports to the CEO, as well as other individuals identified by the CEO or the Compensation Committee.

•	Bonus opportunities will be up to 75% of each employee’s target bonus.

•	Individual payouts will be recommended by the CEO and at the discretion of the Compensation Committee

•	Specific, measurable performance metrics [**] may be added at a later date.

(1)

Definition to be consistent with public reporting. Excludes M&A, capital markets activity and any effect of dispositions, contributions to joint ventures, [**] (i.e. [**]), any effect of [**] or additional business expansion not contemplated in the Annual Operating Plan (“AOP”), such as entering new markets or rolling out / developing new products. Metric is based on AOP and will be adjusted to account for timing differences resulting from actual closing dates of acquisitions and dispositions compared to estimated closing dates contemplated in the AOP.